Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-37636, 333-50495, 333-63676, 333-65678, 333-142305, 333-142308, 333-158660, 333-158662, and 333-202554 on Form S-8 and No. 333-222781 on Form S-3  of Crane Co. of our report dated March 24, 2017, except for the changes in the manner in which Crane & Co., Inc. and Subsidiaries accounts for goodwill and preferred shares discussed in Note 2 to the consolidated financial statements, as to which the date is March 15, 2018 relating to the financial statements of Crane & Co., Inc. and Subsidiaries, which appears in this Current Report on Form 8-K/A of Crane Co.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 15, 2018